# Certificate Of Merger

*I, D. EVADNE EBANKS, Assistant Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law, that all the requisitions of the said Law in respect of a Merger were complied with and that*

**COGO GROUP, INC.**
**(a company incorporated in State of Maryland)**

*is now Merged into*

**Cogo Group, Inc.**

*effective the 3rd Day of August Two Thousand Eleven*

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

*Given under my hand and Seal at George Town in the Island of Grand Cayman this 3rd day of August Two Thousand Eleven*

**Assistant Registrar of Companies**
**Cayman Islands**

Certified to be a true and correct copy of the original

J. Barry Smith
Notary Public in and for the Cayman Islands
Dated: 5 October 2011